EXHIBIT 99

The Spiegel Group Reports Pay Out Events on Securitizations

DOWNERS GROVE, Ill. - March 11, 2003 - The Spiegel Group (Spiegel, Inc.) today announced that First Consumers National Bank (FCNB), its special-purpose bank subsidiary, has notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series. As a result of these Pay Out Events, substantially all monthly excess cash flow remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to Spiegel, Inc. or its affiliates upon deposit of new receivables.
   Pay Out Events on the First Consumers Master Trust Series
1999-A, the First Consumers Credit Card Master Note Trust
Series 2001-A and the Spiegel Credit Card Master Note Trust
Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The performance and credit quality of these securitized receivables have declined significantly due to higher charge-off rates and lower net sales.
   The Pay Out Events on the two First Consumers series caused, through cross default provisions, a Pay Out Event on the First
Consumers Credit Card Master Note Trust Series 2001-VFN.
The Pay Out Event on the Spiegel 2000-A Series caused, through cross default provisions, a Pay Out Event on the Spiegel Credit
Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series.
   As previously disclosed, FCNB was required by the Office of the Comptroller of the Currency (OCC) to discontinue charging privileges on all its MasterCard and Visa accounts on or prior to March 31, 2003. On March 7, 2003, FCNB discontinued these charging privileges.
   Due to the Pay Out Events realized on the private-label series, FCNB is no longer reimbursing the merchant companies (Eddie
Bauer, Spiegel Catalog and Newport News) for charges made with the private-label credit cards issued by FCNB. In response to these Pay Out Events, beginning today, the merchant companies are no longer honoring the private-label credit cards issued to their customers by FCNB.
   The merchant companies have begun issuing private-label credit cards directly rather than through FCNB. These new cards are currently being serviced through FCNB. Spiegel, Inc. is in the process of exploring an in-house capability to service these receivables. In addition, the company may offer its customers new private-label credit card programs issued by its merchant companies as soon as it is able to service these cards in-house or secures a third-party service provider.
   A principal source of liquidity for the Company has been its ability to securitize new credit card receivables that it generates and receive excess cash flow from the Trusts. If The Spiegel Group is unable to find alternative sources of financing, it would expect to file for protection under Chapter 11 of the U.S. Bankruptcy Code in the near future.
About the Company
   The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, 560 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com.
The Spiegel Group's businesses include Eddie Bauer, Newport News,
Spiegel Catalog and First Consumers National Bank.  The company's
Class A Non-Voting Common Stock trades on the over-the-counter market ("Pink Sheets") under the ticker symbol: SPGLA. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.
Forward Looking Statements
   This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and actual results could differ materially from the forward-looking statements.
These factors include,but are not limited to, the uncertainty regarding the company's ability to enter into new credit facilities with its lending institutions; the occurrence and effects of early amortization events
("Pay Out Events") of the company's asset-backed securities, the uncertainty relating to the sale or liquidation of the bankcard segment; increased oversight or restrictions by the OCC on the bankcard segment which could reduce the market value of the bankcard segment;the risk associated with fulfilling the obligations set forth in the Bank's disposition plan; the availability of future liquidity support from the company's majority stockholder; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; dependence on the securitization of credit card receivables to fund operations; state and federal laws and regulations related to offering and extending credit; risks associated with collections on the company's credit card portfolio; interest rate fluctuations; postal rate increases; paper or printing costs; the success of planned merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
   All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.